EXECUTIVE EMPLOYMENT AGREEMENT
("Agreement")

entered into between

Leatt Corporation Inc (USA)
(hereafter "the Corporation")

Erik Olsson
(hereafter "the Executive")
who resides at Bultvagen 11, SE 831 61 Ostersund, Sweden.

1. RECORDAL

Subject to the terms and conditions of this Agreement, the Corporation has secured the services of the Executive to act as European General Manager of the Corporation, based in Sweden, effective 8 January 2010 ("effective date"), and both parties have agreed to the following terms and conditions of employment.

2. EMPLOYMENT and TERM

The Executive will render in good faith and in a professional manner, the permanent full-time professional services to the Corporation in the capacity of European General Manager, commencing 8 January 2010. Said duties shall be those duties customary performed by a person in this position as adjusted by the Corporations Articles of Incorporation, the Corporation's by-laws, the terms of this Agreement and by directives from the Chief Executive Officer that assign duties to the Executive. The Executive will report to the Chief Executive Officer, and work in liaison with other senior role players.

The Executive or the Corporation can cancel this agreement upon 18 (eighteen) calender months written notice.

3. COMPENSATION and BENEFITS

The Executive shall be compensated in the following manner:

3.1. Annual Salary as determined annually by the Board of Directors but is minimum the salary of the previous year. The Annual Salary agreed upon for first year of employment, is a Gross salary of EUR 90 000 (ninety thousand euros) and social security taxes of EUR 26 739 (twenty six thousand seven hundred and thirty nine euros). Social security tax remuneration shall follow the Swedish government set % for social security tax of gross salary for the income year. Said Annual Salary and social security tax shall be paid in at least twelve equal monthly installments each year of the term of this agreement. The Executive shall be responsible to pay all taxes on renumeration received from the Corporation.

3.2. The Executive shall additionally pay the Executive pension insurance of EU 1800.00 per month in 2010 and to be determined annually by the Board of Directors but is minimum the pension of the previous year.

3.3. The Executive shall additionally be eligible to recieve a bonus equal to a maximum of 2 (two) months installments of annual salary should the Executive attain the annual targets which will be agreed upon by the Corporation and the Executive from time to time.

3.4. The Executive shall additionally receive benefits from a share option scheme on a senior management level which will be introduced by the Corporation.

3.5. The Corporation shall pay the reasonable business expenses (including fuel) of the Executive that are incurred in the performance of his duties as the European General Manager of the Corporation provided, however, that the Executive must document all such expenses with receipts, comply with applicable recordkeeping requirements for business expenses and obtain advance consent of the Chief Financial Officer for any business expense in excess of EUR 1,000.00 in order to be entitled to payment or reimbursement by the Company of such business expenses. Additionally all expenses must be in the Corporation's budget which has or will be approved by the Corporation's Board of Directors.

3.6. The Executive shall also have the use of a Corporation cellphone and motor vehicle for business use. Should this agreement be terminated for any reason whatsoever the Corporation shall retain the cellphone and motor vehicle used by the Executive during this agreement.

4. DUTIES AND PERFORMANCE AREAS

The Executive will render full time professional services to the Corporation as European General Manger and will at all times act faithfully, industriously and perform his duties to the best of his abilities. Duties will include, but not be limited to:

4.1 To act on reasonable instruction of the Chief Executive Officer;

4.2 Seek to ensure corporate and personal compliance with internationally accepted standards of Corporate Governance;

4.3 Restructure our current European Distribution network where appropriate upon instruction of Chief Executive Officer;

4.4 Provide feedback and input on European Marketing Strategies;

4.5 Establish, build and maintain relationships with key stakeholders, notably parties in the distribution channel of Leatt Corporation in Europe;

4.6 Assist with Market Diversification;

4.7 Facilitate the contractual relationships with distributors, both existing and new, in order to support, maintain and enhance sales performance through distributorships and dealers;

4.8 Seek to promote the growth of the Corporations sales performance, market impact and sales opportunities in Europe as agreed with the Chief Executive Officer on an annual basis in order to increase turn-over and profit to meet financial goals set by the Board of Directors;

4.9 Manage product information by training the distributor and various sales personal;

4.10 Development and maintenance of European sales and business plan as well as the preparation of the annual European , long and short term Budgets;

4.11 Assist with strategic planning and implementation for product growth and new product and market development in Europe of the Corporation's products.

4.12 The Executive will not make decisions regarding the aforementiond duties independently without Senior Mangement approval or approval of the C.E.O.

4.13 The Executive shall provide the C.E.O. with a list of business contacts utilised and update this list quarterly.

5 TERMINATION OF EMPLOYMENT

This Agreement may terminate in accordance with paragraph 2 above. In addition, the Corporation shall be entitled to dismiss the Executive with immediate effect if the Executive has grossly neglected his obligations to the Corporation or otherwise committed a material breach of contract. Breach on the following ground shall always be considered a material breach of contract:

5.1 Embezzlement or any other criminal offence by the Executive involving misuse or misappropriation on money or other property of the Corporation or its subsidiaries;

5.2 The Executive's intentional failure and/or refusal to perform specific directives of the Corporation, which directives are consistent with the scope and nature of the Executive's duties and responsibilities and which failure constitutes insubordination;

5.3 The Executive's commission of fraud, conviction of a felony, habitual drunkenness or habitual use of illegal substances during work hours, on Corporation property or while acting on behalf of the Corporation; or any conduct that brings the public reputation of the Corporation in disrepute, regardless of when or where, whether while the Executive is acting on behalf of the Corporation or not;

5.4 Any act of dishonesty or disloyalty by the Executive that violates the Executive's fiduciary duties to the Corporation or its public shareholders or violates any applicable laws or regulations, or violates the fraud provisions of any nation state's securities laws and regulations;

5.5 Any act involving gross negligence in the performance of his duties that causes significant financial harm or injures the public reputation of the Corporation;

5.6 The breach by the Executive of any intentional non-disclosure/confidentiality clauses of this Agreement;

5.7 Any intentional act or act of gross negligence by the Executive that would impair the public reputation of the Corporation in the mind of a reasonable executive;

5.8 Failure of the Executive to adhere to Chief Executive Officer's instructions;

5.9 Lastly should the Executive not increase sale REVENUE performance during the term of this agreement and sales revenue in Europe dip below sales of 2009 which is Sale Revenue of USD 4 590 634 (Four million five hundred ninety thousand six hundred and thirty four US Dollars) per twelve month period. The Sales revenue for purposes of this clause shall increase with 10 (ten) percent per annum on a cumulative basis, this will be reviewed by the Board of Directors in 2018. The Executive's performance shall be evaluated in terms of this paragraph every twelve months during March.

In the event of termination of this agreement on one or more of the above grounds, termination will be on a summary basis, without notice.

The Executive hereby agrees to promptly return all the Corporation's property and assets in his possession or under his control at the time of the termination of his employment for any reason. If the Executive fails to return any such Corporation's property or assets at the time of the termination of his employment, then the Corporation hall be entitled to, and the Executive hereby agrees that the Corporation shall be entitled to, unilaterally deduct the fair market replacement cost of such Corporation property and assets that are not returned to the Corporation by the Executive from any compensation for services payments of any kind due to the Executive hereunder and to do so without any further notice to the Executive.

Neither party hereto shall defame or make disparaging statements about the other party hereto to any third parties, and said restriction shall be fully enforceable for a period of three (3) years after the date of the expiration or termination of this Agreement. This sub-paragraph shall survive the termination or expiration of this Agreement for three (3) years.

6 LEAVE

The Executive will be entitled to Annual Leave and Sick Leave in accordance with then-current published Corporation policies on Annual Leave and Sick Leave.

6.1 Annual Leave

The Executive will be entitled to a total of 30 (thirty) working days' annual leave per 12-month employment cycle. The 12-month leave cycle will be calculated as of the commencement date of employment under this Agreement. This leave must be taken at a time mutually convenient to both the Executive and the Corporation. For purposes of this Agreement and calculating leave, each "working day" shall mean 8 hours.

6.2 Sick Leave

The Executive will be entitled to 10 days sick leave per annum, calculated as of the Effective Date. The taking of such leave shall be co-ordinated with the Corporation's Chief Executive Officer.

7 DISCLOSURE OF INTEREST

The Executive must provide the Corporation with a written Declaration of Interests in other businesses, close corporations, partnerships, trusts and/or other associations of which the Executive may be a Director and/or Office Bearer, or in which the Executive may have a financial interest. Said Declaration of Interest shall be updated every fiscal quarter.

8 CONFIDENTIALITY

It is specifically recorded that the Executive will acquire in-depth knowledge and information relating to the operations of the Corporation, its philosophy, confidential information and general approach to business.

It is furthermore recorded and agreed that should the above knowledge and information be made available to a competitor or utilized by the Executive personally, it could cause the Corporation considerable financial loss and compromise the Corporation's competitive edge in its primary business market.

The Executive therefore agrees that he will maintain the utmost confidentiality when fulfilling his duties. The Executive also agrees to sign the Corporations Non Disclosure Agreement concurrently with the signing of this Agreement.

9 INTELLECTUAL PROPERTY

It is specifically recorded that the Corporation has developed, and is developing, a number of specific products,programs, projects, precedents, address lists, documentation and the like ("programs and documentation") to assist with the effective performance of the Corporation. The Executive will establish and work with a number of these programs, projects and utilise the documentation. It is specifically agreed by the parties hereto and recorded that these programs and documentation will remain the intellectual property of the Corporation.

he Executive furthermore specifically acknowledges and agrees that any programs, projects, documentation and/or similar products developed by the Corporation (with or without his/her input and/or assistance), remain the exclusive intellectual property of the Corporation and will not be utilised by the Employee in any other capacity or for any other person or company, including any person or company which is similar to, or competing with, or ndeavouring to compete with, the business of the Corporation

10 RESTRAINT OF TRADE

The Executive agrees to sign a Restraint of Trade Agreement in favour of the Corporation and to do so concurrently with the signing of this Agreement.

11 FULL AGREEMENT; GOVERNING LAW; COUNTERPARTS

This Agreement constitutes the full, entire agreement between the parties and no amendment hereof will be regarded as valid unless reduced to writing and signed by both the Corporation and the Executive. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to its choice of law doctrines. This Agreement shall be signed in multiple counterparts, each one being the same agreement and instrument.

12 DOMICILIUM and NOTICES

he parties choose as their Domicilium citandi et executandi the following addresses to which all notices, documents and letters are to be served on the parties in terms of this agreement. Notice of change of address must be given in writing.

orporation: ______________________________

Executive: ERIK OLSSON BULTVAGEN 11 SE 851 61
OSTERSUND
SWEDEN

13. LEGISLATION GOVERNING THIS AGREEMENT

Due to the nature of the Employee's position, duties and employment conditions, the parties are in agreement that should Swedish law be deemed to come into effect despite the Parties agreement regarding applicable law, the Swedish Employment Protection Act (SFS 1982:80) is not applicable on the Employee's employment with the Company, additionally that any collective bargaining agreement the Company has entered into, will not be applicable.

Signed at Dubbanville this 18th day of March 20.10

For and on behalf of the Corporation

Signed at ÖSTERSUND this 15 day of MARCH 20.10

The Executive